Exhibit 99.1

Brantley Capital Corporation to Make Third Distribution

NEW YORK--(BUSINESS WIRE)--Brantley Capital Corporation (BBDC.PK) (the “Company”) today announced that pursuant to its Plan of Liquidation and Dissolution previously approved by shareholders, the Board of Directors has approved a cash distribution of $.35 per share. The record date for the distribution is September 2, 2008, the payment date is September 4, 2008 and the ex-dividend date is September 5, 2008.

Brantley currently has approximately $2,800,000 in cash and does not hold any other material non-cash assets. The Company’s Board of Directors intends to approve one or more additional cash distributions although the timing and amount of such distributions is uncertain. Moreover, the aggregate amount of such distributions may be more or less than the Company’s cash balance after September 4, 2008.

The Company’s Chairman, Phillip Goldstein, stated, “We are continuing to cooperate with the Securities and Exchange Commission in connection with its continuing investigation of the Company’s former management team. The Company intends to retain adequate cash reserves until the investigation concludes in order to facilitate any recovery that may result (although there can be no assurance of any recovery) and to address any final dissolution issues.

About Brantley Capital Corporation

Brantley Capital Corporation is a publicly-traded business development company that previously provided equity and long-term debt financing to small and medium-sized private companies located in the United States. In April 2007, Brantley Capital Corporation sold substantially all of its investment assets. It is no longer engaged in any business activities except for the purpose of winding up its business affairs.

Forward-Looking Statements

The information contained in this press release may contain forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements.

CONTACT:
The Altman Group
Warren Antler, 212-400-2605